As filed with the Securities and Exchange Commission on August 23, 2005
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 SPLINEX TECHNOLOGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	7372	20-0715816
(State of Incorporation)	(Primary Standard Industrial	(I.R.S. Employer
	Classification Code Number)	Identification Number)

550 West Cypress Creek Road
Suite 410
Fort Lauderdale, Florida 33309 U.S.A.
954-660-6565
(Address and telephone number of Registrant’s principal executive offices)

EXECUTIVE 2004 OPTION PLAN
EXECUTIVE 2004 STOCK AWARD PLAN
EXECUTIVE 2005 STOCK AWARD PLAN
SPLINEX TECHNOLOGY INC. 2004 STOCK OPTION PLAN

 (Full Title of the Plan)

Michael Stojda
President and Chief Executive Officer
550 West Cypress Creek Road
Suite 410
Fort Lauderdale, Florida 33309 U.S.A.
954-660-6565

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Stephen I. Glover	Curtis Wolfe
Gibson, Dunn & Crutcher LLP	General Counsel & Secretary
1050 Connecticut Ave., N.W.	550 West Cypress Creek Road, Suite 410
Washington, D.C. 20036-5306	Fort Lauderdale, Florida 33309

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share(2)	650,000 shares	$ 0.20 (6)	$ 130,000	$ 15.30
Common Stock, par value $.001 per share(3)	5,175,000 shares	$ 0.20 (6)	$ 1,035,000	$ 121.82
Common Stock, par value $.001 per share(4)	4,825,000 shares	$ 0.16 (7)	$ 772,000	$ 90.86
Common Stock, par value $.001 per share(5)	1,500,000 shares	$ 0.50 (7)	$ 750,000	$ 88.28
Total	12,150,000 shares	n/a	$ 2,687,000	$316.26

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Instruction C of Form S-8, this registration statement covers the resale by the Selling Stockholders named in the prospectus included in and filed with this Form S-8 of shares of common stock of Splinex Technology Inc. (the “Registrant” or the “Company”) which have been issued to such Selling Stockholders pursuant to stock grants made by the Company.
(3)	Consists of shares of common stock reserved for issuance under the Splinex Technology Inc. 2004 Stock Option Plan (the “2004 Plan”).
(4)	Consists of shares of common stock underlying outstanding options granted under the 2004 Plan.
(5)	Consists of shares of common stock underlying outstanding options granted to the Chief Executive Officer of the Company under the Executive 2004 Option Plan as set forth in the Employment Agreement dated September 1, 2004, between the Company and Michael Stojda, the Company’s Chief Executive Officer.
(6)	Estimated solely for purposes of determining the registration fee and calculated in accordance with Rule 457 under the Securities Act of 1933, as amended, based on average high and low prices per share of $0.20 on August 18, 2005, as quoted on the OTC bulletin board.
(7)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share was calculated based on the weighted average exercise price of the options granted.

EXPLANATORY NOTE

 Splinex Technology Inc. (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register 11,500,000 shares of its common stock, par value $0.001 per share, that are reserved for issuance upon exercise of options granted or to be granted under (1) the Company's 2004 Equity Award Plan (the "2004 Plan") and (2) the Employment Agreement, dated September 1, 2004, between the Company and Michael Stojda, its Chief Executive Officer (the “Executive 2004 Option Plan”).

        This Registration Statement also includes a prospectus (the "Reoffer Prospectus") prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reofferings and resales on a continuous or delayed basis in the future by stockholders of the Company of an aggregate of up to 5,700,000 shares of common stock, including (1) 400,000 shares that have been issued prior to the filing of this Registration Statement under the Executive 2004 Stock Award Plan, as set forth in the Employment Agreement, dated September 1, 2004, between the Company and Michael Stojda, its Chief Executive Officer; (2) 250,000 shares that have been issued prior to the filing of this Registration Statement under the Executive 2005 Stock Award Plan, as set forth in the Employment Agreement dated January 12, 2005, between the Company and Christian Schormann, its Vice President of Research & Development; (3) 1,500,000 shares that may be issued upon exercise of an option granted to Mr. Stojda under the Executive 2004 Option Plan, as set forth in the Employment Agreement, dated September 1, 2004, between the Company and Michael Stojda; and (4) 3,550,000 shares that may be issued upon the exercise of options previously granted under the 2004 Plan to the selling stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.    PLAN INFORMATION.

        The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2004 Plan, the Executive 2004 Stock Award Plan, Executive 2005 Stock Award Plan, and the Executive 2004 Option Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.    COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

        The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Splinex Technology Inc., 550 West Cypress Creek Road, Suite 410, Fort Lauderdale, Florida 33309, Attention: Chief Financial Officer, Telephone No. 954-660-6565.

1

REOFFER PROSPECTUS

5,700,000 SHARES OF COMMON STOCK
OF SPLINEX TECHNOLOGY INC.

        This prospectus is being used for the offering and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 5,700,000 shares of the common stock of Splinex Technology Inc. that have been issued to the selling stockholders in accordance with employment agreements between us and each selling stockholder, or that may be issued in the future upon exercise of stock options that we have previously granted.

        The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the common stock through public or private transactions, at prevailing market prices or at privately negotiated prices, including in satisfaction of certain existing contractual obligations. The selling stockholders will receive all of the net proceeds from the sale of the shares. Each selling stockholder will bear the costs, expenses and fees in connection with the registration of the shares offered hereby on its behalf. We will not receive any proceeds from the sale of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

      The selling stockholders and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

      Our common stock is quoted on the OTC Bulletin Board under the symbol “SPLX.OB” On August 18, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $0.20 per share.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2005.

You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

THE COMPANY	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	10
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	13
EXPERTS	13
WHERE YOU CAN FIND MORE INFORMATION	13
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	13

i

THE COMPANY
Splinex Technology Inc. (“Splinex”) develops, licenses and services software that enables the generation, manipulation, viewing and image-based searching of complex, multi-dimensional mathematical objects and information. We believe end-users of our software products, such as mathematicians, scientists, graphic designers or digital artists working on complex, graphical three-dimensional problems, will experience greater productivity through improved interaction with, enhanced visual representation and faster manipulation of, and greater technical and artistic precision in representing, multi-dimensional mathematical objects and information.

Since inception, we have operated in a development phase typical of a software company and have focused on developing technologies and products and securing intellectual property rights while we develop relationships with potential customers and resellers. Our corporate activities to date have included raising capital, strategic and business planning, completing the registration of our common stock with the U. S. Securities and Exchange Commission (the “SEC” or the “Commission”), and retaining executive management. We have minimal sales and no sales contracts and are considered to be in the development stage as of March 31, 2005 and June 30, 2005.

Several factors exist that raise significant doubt as to our ability to continue operating as a going concern. These factors include our history of net losses and the facts that our company is in the development stage and we have earned minimal revenues to date. At our current rate of expenditure, the funds available to us from cash on hand would be sufficient to fund our operations through mid-September 2005, excluding the consideration of any revenues from the sale of our products. Our independent auditor’s report on our financial statements for the year ended March 31, 2005 contains an explanatory paragraph about our ability to continue as a going concern. In the absence of attaining profitable operations and achieving positive cash flow from operations or obtaining significant additional debt or equity financing, we will have difficulty meeting current and long-term obligations.

We have taken, and continue to take, steps to address our need for additional capital. We began significant marketing and sales activities for our nVizx™ product line in late June 2005 under a marketing and distribution agreement (the “Reseller Agreement”) with a leading mathematical computational software developer. In addition, we implemented cost reduction measures including salary deferrals beginning in June 2005 and have deferred or delayed payments to some vendors until we achieve positive cash flow. We are also exploring raising capital through sales of our securities in order to fund our operations until we achieve positive cash flow from operations.

Company History

We were organized under the laws of the State of Delaware in February 2004 to conduct the business and operations of Splinex, LLC, a Florida limited liability company (our “Predecessor”). Effective April 1, 2004, Splinex, LLC reorganized as a corporation and, as a result, contributed its assets, liabilities and operations to us under a contribution agreement. Our financial statements include the accounts of Splinex Technology Inc. and our Predecessor, and all material inter-company transactions have been eliminated. We began activity on October 28, 2003.

On January 18, 2005, we merged with a subsidiary of Ener1, Inc., an affiliated company controlled by certain direct and indirect beneficial owners of the membership interests of our Predecessor (the “Merger”). We survived the Merger and issued 5,000,000 shares of our common stock to Ener1, Inc. in the Merger. Ener1, Inc. declared a dividend of the 5,000,000 shares that it received to its shareholders of record as of January 17, 2005 (the “Distribution”). The dividend was paid on January 24, 2005. Immediately after the Merger, and prior to the Distribution, Splinex, LLC and Ener1, Inc. owned 95% and 5%, respectively, of our then outstanding common stock. We registered the Distribution by Ener1, Inc. of our common stock on a registration statement on Form S-1 filed with the Commission. The legal terms of the Merger and the Distribution are set forth in the Merger Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. As a result of the Merger and the Distribution, we became a public reporting company subject to the information and reporting requirements of the Securities Exchange Act of 1934.

Our executive offices are located at 550 West Cypress Creek Road, Suite 410, Fort Lauderdale, Florida, 33309 and our phone number is (954) 660-6565. Our website address is www.splinex.com. Our website and the information contained in or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, which we consider to be the most significant risk factors and challenges that are specific to us, together with the other information in this prospectus, when evaluating an investment in our common stock. If any of the following risks occur, our business, results of operations or financial condition would likely suffer. The price of our common stock could decline and you may lose all or part of your investment.

We may not be able to continue operating as a going concern; we currently expect that our cash on hand will only fund our operations through mid-September 2005.

Several factors exist that raise significant doubt as to our ability to continue operating as a going concern. These factors include our history of net losses, as discussed below under “We have a history of losses and expect to incur losses in the future that could consume our capital” and the facts that our company is in the development stage and has only earned minimal revenues to date. Our independent auditor’s report on our financial statements for the year ended March 31, 2005 contains an explanatory paragraph about our ability to continue as a going concern. In the absence of attaining profitable operations and achieving positive cash flows from operations or obtaining significant additional debt or equity financing, we will have difficulty meeting current and long-term obligations. At our current rate of expenditure, our cash on hand will be sufficient to fund our operations through mid-September 2005.

We have a history of losses and expect to incur losses in the future that could consume our capital.

We have incurred net losses of $4.9 million from October 28, 2003, when our development stage activities began, through June 30, 2005. Since our founding, we have not had a profitable or cash flow positive quarter. We have had minimal revenue to date. We expect that we will continue to incur negative cash flows and require additional cash to fund our operations and implement our business plan. The continued development of our business will require significant additional capital investment to fund research and development, sales and marketing and general and administrative expenses. We cannot assure you that we will be able to obtain additional capital on terms favorable to us or at all.

We have a limited operating history with minimal revenues and no profits to date upon which you can base an evaluation of our company and our prospects.

We commenced development stage activities in October 2003 and have just begun to offer our products for commercial sale. Accordingly, we have only a limited operating history upon which you can evaluate our business and prospects. We have an unproven business plan and do not expect to be profitable in fiscal year 2006, and may never be profitable. Companies in an early stage of development frequently encounter heightened risks and unexpected expenses and difficulties. For us, these risks include the absence of a track record of success for our business model. Additionally, the majority of the products and markets from which we currently expect to derive the greatest portion of our revenue are in the early stages of development. We cannot assure you that we will have significant or increasing revenues or that we will be able to achieve or sustain profitability.

If we are unable to effectively manage the transition from a development stage company to an operating company, our ability to earn revenue and profits will be negatively affected.

As we transition from a development stage company to an operating company, we expect our business to grow significantly in size and complexity. This growth is expected to place significant demands on our management, systems, internal controls and financial and physical resources. As a result, we will need to hire additional qualified personnel, retain professionals to assist in developing appropriate control systems and expand our information technology and operating infrastructures. Our inability to secure additional resources, as and when needed, or manage our growth effectively, if and when it occurs, would have a material adverse effect on our financial results.

We may be unable to generate net cash flow from operations or raise additional capital which would materially harm our ability to conduct our operations and to compete.

We cannot assure you that we will be able to generate funds from operations or that capital will be available from debt or equity financings or other potential sources to fund our operating costs. We currently have no credit facilities with a lending institution. We need to raise additional funds to finance our operations. If we raise additional funds through the sale of equity or convertible debt securities, your ownership percentage of our common stock will be reduced. In addition, these transactions may dilute the value of our common stock. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that could limit our ability to compete and expand. If we are not able to generate cash flow from operations or to raise funds through equity or debt financing, we would be forced to curtail substantially or cease operations, which would have a material adverse effect on our business and the value of our common stock.

If we are not able to compete successfully, our ability to earn revenue and profits will be adversely affected.

The markets in which we compete and plan to compete are intensely competitive, subject to rapid change and characterized by constant demand for new product features at reduced prices and pressure to accelerate the release of new products and product enhancements. Some of our competitors are much larger than we are and may have greater name recognition and financial, technical or marketing resources than we have. Our competitors and potential competitors range from well-established to start-up companies and they may possess development, marketing and sales capabilities that may enable them to create and introduce commercially viable products more quickly and effectively than we can. Additionally, we expect competition to persist and intensify as the multi-dimensional solid and surface modeling software market evolves and competitors develop additional product and service offerings.

Splinex, LLC holds the supermajority of our common stock, and is able to exercise substantial control over our affairs.

Splinex, LLC holds approximately 94% of our outstanding common stock. As a result, this stockholder is able to control the outcome of any matter to be acted on by our stockholders, including the election of all of the members of our board of directors. The voting power of Splinex, LLC could also discourage potential investors from seeking to acquire control of us through the purchase of our common stock, which might depress our stock’s market price.

If we are not able to partner with third parties to incorporate our technology or products with their own, or to sell our products in conjunction with theirs, our products may not achieve broad market acceptance.

One of our business strategies is to partner with established software companies who will incorporate our technology and software products with their own from both a development and sales perspective. Accordingly, our success will depend, in part, upon our ability to create effective add-on products and technologies for use with existing products, to convince software companies to use such products, and for these products to be commercially accepted. If this does not occur, some of our products may not achieve broad market acceptance.

We expect to rely initially on a limited number of resellers and distributors for a significant portion of our revenues; our ability to grow revenue will be adversely affected.

Initially, we expect to derive a significant portion of our marketing and sales from a relatively small number of resellers and software developers acting as resellers by integrating and/or bundling our products with their software and/or hardware products. The total number of these potential third-parties is limited. As a result, if we fail obtain agreements with these companies, or if they are not successful in selling our products, our revenues will be adversely affected.

Planned expansion of our distribution channels will be expensive and may not succeed.

We plan to distribute our initial products and services principally through direct sales to end-users and through distribution and resale arrangements to sell our products. The development of a comprehensive reseller network will require the investment of significant resources, which could seriously harm our business if our efforts do not generate significant revenues. We may not be able to attract resellers who will be able to market our products and services effectively. The failure to recruit resellers who are able to market our products and services successfully could seriously harm the growth of our business.

We will incur increased costs as a result of being a public company and if our securities are listed on a national stock exchange or association.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with our public company reporting requirements and costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002. If we are able to list our common stock on a national stock exchange or association, we will also incur additional costs to comply with the rules promulgated by such exchange or associations. These rules and regulations may also make it more difficult for us to obtain director and officer liability insurance, which may make it more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

If we are not able to protect our intellectual property, our business, results of operations and financial condition will be materially adversely affected.

Our ability to compete and continue to provide technological innovation is substantially dependent upon our ability to develop new technology. We rely primarily on a combination of patents, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. Provisional patent applications by our employees are pending in the U.S. Patent and Trademark Office. We cannot assure you that patents will be issued from these or any future applications, or, even if issued that such patents would survive a legal challenge to their validity.

The laws of many countries do not protect proprietary rights to as great an extent as do the laws of the United States. A significant amount of our intellectual property is the result of research and development occurring in Russia. Russian law regarding transfer and protection of intellectual property rights is not as well-developed as similar laws in the United States and we may not be able to adequately protect the intellectual property assigned to us or to our affiliates. Our Russia-based designers, programmers and scientists have no formal employment agreements with us. Patent assignments that we have obtained from these individuals may not grant us complete rights to the patent application and may be subject to dispute under Russian law.

The steps we have taken and will take to protect our proprietary rights may not be adequate to prevent misappropriation of our proprietary information. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology, which would impair any competitive advantage we obtain from our proprietary technology. If we fail to protect our intellectual property, our competitors could offer products that have the same technological innovations as ours do, which could significantly reduce demand for our products and services.

Malicious code such as worms and viruses could adversely affect our customers’ use of and satisfaction with our products, and harm our ability to sell our products.

The files created by our software applications, even those with security features, are vulnerable to malicious acts such as computer hacking and embedding of viruses. Any vulnerability of our software to malicious code, either as a carrier or as a target, would reduce the commercial attractiveness of our products and harm our ability to earn revenue and profits, and could subject us to claims for damages from our customers.

If our products are not significantly better than those of our competitors, we may not be able to generate demand for our products, which will adversely impact our ability to earn revenues.

Despite testing of our software’s capabilities, we are uncertain of our software’s ability to support and solve some complex problems or manage a substantial number of users or large amounts of complex data. If our products do not perform significantly better than our competitors’ products, demand for our products and services may not develop and increase as we project. This could materially adversely affect our ability to earn revenues or profits.

Sales of our products may be harmed if our target customers prefer products that run on Macintosh or Unix/Linux® platforms.

We offer and intend to offer end user-based products that run on Microsoft Windows®. We have no current plans to add products that run on Macintosh or Unix/Linux® platforms. Sales of our products could be harmed if our target end-users prefer products that run on Macintosh or Unix/Linux® platforms.

If the currently small and relatively limited use of laser radar scanners to acquire 3D data does not grow as anticipated across multiple markets, our revenues will not grow as we anticipate.

Our business plan anticipates that the use of laser radar scanners to scan and record 3D data from objects, such as people’s faces, or environments, such as a city street corner, will grow rapidly over the next five years in many market segments, including planning, civil engineering, plant maintenance and entertainment, as costs of scanners decrease. If, however, these markets for scan data and related graphics applications and devices do not develop or develop more slowly than we anticipate, our revenues will not grow as anticipated, if at all.

If our products are defective, we could lose market share and incur significant costs to redesign, repair or replace any defective products.

Products as complex as those we offer and intend to offer may contain defects or failures. We have in the past discovered software defects in our testing and we may experience delays in introducing new products or lose revenues due to the time we may need to spend modifying our products to correct defects we discover in the future. Errors in our products or releases could result in loss of market share or failure to achieve market acceptance. We may be required to reimburse customers for costs to repair or replace the defective products. These costs could be significant and could adversely affect our business and operating results.

We may be unable to develop and introduce new software products and enhancements in a timely manner, which could materially adversely affect our ability to earn revenues and profits.

The market for multi-dimensional solid and surface modeling software is characterized by evolving industry standards, rapid technological change and frequent new product introductions and enhancements. Our success will depend in large part upon our ability to adhere to and adapt our products to evolving multi-dimensional graphics protocols and standards. We will need to develop and introduce new products that meet changing customer requirements and emerging industry standards on a timely basis. We have experienced delays in developing and introducing new software products and we may encounter such delays in the future as well. In addition products or technologies developed by others may render our then current products and services obsolete or noncompetitive, which would shorten the life-cycle of our products.

An active, liquid trading market for our common stock may never develop.

The Over-the-Counter Bulletin Board began to quote our common stock in July 2005. We cannot assure you that an active trading market for our common stock will ever develop. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active.

We anticipate our operating results will vary from quarter to quarter, which could cause the market price of our common stock to decline.

We anticipate that many factors, some of which are beyond our control, may cause fluctuations in our operating results. These factors include:

•	new companies or products entering our target markets;

•	acceptance and reliability of new products introduced by us or other companies;

•	price competition;

•	delays in our introduction of new products;

•	changes in the mix of products and services available in our target markets;

•	the impact of changing technologies; and

•	general economic conditions.

Fluctuations in operating results may negatively affect the price of our securities. Our operating results may fall below the expectations of public market analysts or investors. If this occurs, the market price of our common stock is likely to decrease.

The market price of our common stock may be volatile.

Several factors may cause significant volatility in the market price of our common stock, including our very short financial history and the resulting lack of information about our operations and prospects. Additional factors that may have a significant impact on the market price of our common stock, some of which we have no control over, include:

•	our perceived value in the securities markets;

•	future announcements concerning developments affecting our business or those of our competitors, including the receipt of substantial orders for products;

•	overall trends in the stock market;

•	the impact of changes in our results of operations, our financial condition or our prospects on the perception of our company in the securities markets;

•	changes in recommendations of securities analysts; and

•	sales or purchases of substantial blocks of stock.

Intellectual property litigation by or against us could cause us to incur significant expenses.

Our markets are characterized by frequent litigation concerning intellectual property rights. We expect that we will be increasingly subject to infringement claims as the number of competitors who are developing multi-dimensional solid and surface modeling software grows and products in different industry segments overlap. Also, from time to time, we hire or retain employees or consultants who have worked for independent software vendors or other companies developing products similar to those we offer. Prior employers of these employees may claim that our products are based on their products and that we have misappropriated their intellectual property. We currently do not have liability insurance to protect against the risk that our licensed third-party technology infringes the intellectual property of others. We may agree to indemnify some customers for claims of infringement arising out of sale of our products. Any claims brought against us relating to our intellectual property, regardless of their merit, could seriously harm our ability to develop and market our products and manage our day-to-day operations because the claims could:

•	be time consuming and costly to defend;

•	divert management’s resources and attention;

•	cause product shipment delays;

•	require us to redesign our products; or

•	require us to enter into costly royalty or licensing agreements.

Similarly, claims that we may bring for infringement of our proprietary rights could materially adversely affect our results of operations due to the time and money we might have to spend pursuing these claims and the resulting diversion of management’s resources and attention.

End-users may pirate our software, which will decrease the amount of revenues we earn.

Software piracy is common within many of our target markets. We believe that a large number of copies of our software products will be used illegally by end-users. This would decrease our revenue and potential customer base and could have a material adverse effect on our results of operations.

We are subject to risks associated with software engineering in a foreign country.

We currently do not have a direct ownership interest in the entity that employs the scientists, engineers and programmers in Ekaterinburg, Russia who represent the majority of our product development team. In addition, our reliance on foreign-based programming services puts us at risk of:

•	changes in, or impositions of, legislative or regulatory requirements regarding our products or the technology upon which they are based, in both the United States and Russia;
•	delays resulting from difficulties in obtaining export licenses for technology;

•	experiencing management communication difficulties due to distance, time differences and international communication system failures;

•	imposition of tariffs, currency restrictions, quotas and other trade barriers;

•	longer product delivery cycles and decreased efficiency in communication among our development team;

•	increased administrative expenses and legal costs; and

•	other occurrences beyond our control, including acts of terrorism, that may delay or prohibit efficient communication among our development team.

We also are subject to general risks of doing business in a foreign country, such as civil unrest, governmental changes and restrictions on the ability to transfer capital across borders, in connection with our international outsourced software development relationship.

If we are not able to rely on equity compensation to attract key talent, we may not be able to recruit and retain qualified professionals.

Competition for highly-qualified personnel, especially highly skilled software engineers and professionals with expertise in our industry, is intense. Our ability to grow will require us to recruit highly-qualified professionals. Due to proposed accounting rule changes regarding accounting treatment of stock options, we may be not be able to rely as much as we currently anticipate on equity compensation in order to recruit and retain highly skilled employees. If we are unable to recruit and retain talented employees, our business may be harmed.

Our board of directors has broad discretion to issue preferred and common stock; issuance of a class of stock with rights senior to our common stock may cause the market price of our common stock to decline and issuance of additional shares of common stock will dilute your interest in our company.

Our board of directors is authorized to issue up to 150,000,000 shares of preferred stock without any vote or action by our stockholders. The board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, and restrictions of any series of preferred stock, including:

•	dividend rights and rates;

•	conversion rights;

•	voting rights;

•	terms of redemption;

•	redemption prices;

•	liquidation preferences; and

•	the number of shares constituting a series or the designation of such series.

The issuance of preferred stock may adversely affect the market price of our common stock and the voting rights of the holders of common stock.

Subject to the requirements of Delaware corporate law, our board of directors has the discretion to issue additional shares of our common stock which may dilute your interest in our company.

Penny stock sales rules may adversely affect the market price of our common stock.

The Securities Exchange Commission has adopted regulations that generally define penny stock to be equity securities that have a market price of less than $5.00 per share. Designation as a penny stock imposes additional sale practice requirements on broker/dealers that sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by these regulations, a broker/dealer must make a special suitability determination about the purchaser and have received the purchaser’s written consent to the transaction prior to sale. These regulations may restrict the ability of brokers, dealers and investors to sell our common stock.

Future sales of shares of our common stock, including shares of common stock by our insiders, may depress the price of our common stock.

Any sales of a substantial number of shares of our common stock, or the perception that those sales might occur, may cause the market price of our common stock to decline. We cannot assure you that, if and when our stock begins trading, our stock price will increase, or excessive selling pressure would not adversely affect our share price.

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our capital stock and do not intend to pay cash dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any distributions with respect to your stock prior to selling it. We also cannot assure you that you will receive a return on your investment if and when you do sell your shares or that you will not lose the entire amount of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.

Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as “will,”“anticipate,”“believe,”“estimate,”“expect,”“intend,”“predict,”“project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. In the future our results of operations could be affected by various factors, including:

•	general economic or political conditions in any of the major countries in which we do business;

•	delays in development or shipment of our products or new versions of existing products;

•	difficulties in transitions to new business models or markets;

•	introduction of new products by existing and new competitors;

•	difficulties in implementing strategic alliances;

•	difficulties in establishing new distribution channels;
•	inability to attract and retain key personnel;

•	lack of market acceptance of new products, upgrades and services;

•	changes in demand for multi-dimensional solid and surface modeling software;

•	intellectual property disputes and litigation;

•	industry transitions to new business models;

•	renegotiation or termination of royalty or intellectual property licensing arrangements;

•	changes in accounting rules, such as expensing of stock options; and

•	changes in tax rates.

If one or more of these or other risks or uncertainties materialize, actual results may vary materially from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should consider the factors identified in this prospectus which would cause actual results to differ before making an investment decision. We do not intend to update any of the forward-looking statements after the date of this prospectus other than as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of up to 5,700,000 shares of common stock by the selling stockholders named in this prospectus.

SELLING STOCKHOLDERS

The following table sets forth the name and principal positions with us since our formation of each selling stockholder, as well as information known to us with respect to the number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered by this prospectus. The information in the table below is current as of the date of this prospectus. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. Unless otherwise stated below, the address of each selling stockholder is c/o Splinex Technology Inc., 550 West Cypress Creek Road, Ft. Lauderdale, Florida, 33309.

We determined beneficial ownership in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as other indicated, we believe that the persons or entities named in the following table have sole voting and investment power with respect to all shares of common stock as beneficially owned by them, subject to community property laws where applicable. To prevent dilution to the selling stockholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock.  The number of shares in the column labeled “Shares Being Offered” represents all of the shares that each selling stockholder may offer under this reoffer prospectus. The table assumes that the selling stockholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling stockholders will hold the shares before selling them.

The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are our “affiliates.”

This prospectus may be amended or supplemented from time to time to add selling stockholders to or delete the names of selling stockholders from the following list or otherwise amend or supplement the information in the table set forth below.

Name of Selling Stockholder	Principal Positions with the Company	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Number of Shares Beneficially Owned if All Shares Offered are Sold	Percentage of Shares Beneficially Owned if All Shares Offered are Sold
Michael Stojda	Director, Chief Executive Officer	1,122,222	3,900,000(1)	0	0
Christian Schormann	Vice President- Research & Development	250,000	1,250,000(2)	0	0
Curtis Wolfe	Director, General Counsel & Secretary	93,750	250,000(3)	0	0
Gerard Herlihy	Chief Financial Officer	112,500	300,000(4)	0	0

(1) Includes (a) 2,000,000 shares that may be issued upon the exercise of an option granted to Mr. Stojda under the 2004 Plan, (b) 1,500,000 shares that may be issued upon the exercise of an option granted to Mr. Stojda under the Executive 2004 Option Plan and (c) 400,000 shares of restricted common stock granted to Mr. Stojda on January 18, 2005 under the Executive 2004 Stock Award Plan that are subject to a lapsing right of forfeiture. As of the date of grant of the restricted stock, the restrictions as to 166,667 shares lapsed. Restrictions with respect to the remaining restricted shares lapse with respect to 33,333 shares per month.

(2) Includes (a) 1,000,000 shares that may be issued upon the exercise of an option granted to Mr. Schormann under the 2004 Plan and (b) 250,000 shares of restricted common stock granted to Mr. Schormann on January 12, 2005 under the Executive 2005 Stock Award Plan that are subject to a lapsing right of forfeiture. As of January 12, 2006, the restrictions as to 62,500 shares will lapse and restrictions with respect to the remaining restricted shares will lapse with respect to 5,208 shares per month thereafter.

(3) Includes 250,000 shares subject to options granted under the 2004 Plan. These options vest with respect to 31,250 shares per quarter.

(4) Includes 300,000 shares subject to options granted under the 2004 Plan. These options vest with respect to 37,500 shares per quarter.

PLAN OF DISTRIBUTION

We are registering 5,700,000 shares on behalf of the selling stockholders named in this prospectus. The shares may be offered on behalf of the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through, brokers, dealers or underwriters who may act solely as agents or who may acquire the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. We are not aware of any agreements, understandings or arrangements among the selling stockholders and any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

We will pay all costs, expenses and fees in connection with the registration of the shares offered by the selling stockholders under this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

Kaufman, Rossin & Co., an independent registered public accounting firm, has audited our financial statements as of March 31, 2004 appearing in our Annual Report on Form 10-KSB as set forth in their report dated September 30, 2004, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance upon Kaufman, Rossin & Co.’s report given upon the authority of said firm as experts in accounting and auditing.

Daszkal Bolton LLC, an independent registered public accounting firm, has audited our financial statements as of March 31, 2005 appearing in our Annual Report on Form 10-KSB as set forth in their report dated June 15, 2005, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance upon Daszkal Bolton LLC’s report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read our SEC filings, including the registration statement of which this prospectus is a part, over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. The registration statement that contains this prospectus, and the exhibits to the registration statement, contain additional information about us and the shares that may be offered under this reoffer prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

You may request a free copy of any filings by writing or telephoning us at the following address:

Attn.: Secretary
550 West Cypress Creek Road
Suite 410
Fort Lauderdale, Florida 33309 U.S.A.

Also, you may access the above filings and any future filings at www.splinex.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

The following documents filed with the Commission are incorporated herein by reference:

1.	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2005, filed on August 12, 2005.
2.	Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, filed on June 30, 2005.
3.
The description of our common stock set forth in our Registration Statement on Form 8-A filed with the Commission on January 6, 2005, together with any amendment or report filed with the Commission for the purpose of updating such description.

We also incorporate by reference additional documents that we may file with the SEC after the date of this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K.

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Attn.: Secretary
550 West Cypress Creek Road
Suite 410
Fort Lauderdale, Florida 33309 U.S.A.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by us with the Commission are incorporated by reference in this Registration Statement:

1.	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2005, filed on August 12, 2005.
2.	Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, filed on June 30, 2005.
3.
The description of our common stock set forth in our Registration Statement on Form 8-A filed with the Commission on January 6, 2005, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article VI of our Certificate of Incorporation provides that we will, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time (“DGCL”), indemnify all persons whom it may indemnify pursuant thereto.

Section 145 of the DGCL grants the registrant the power to indemnify existing and former directors, officers, employees and agents of the registrant who are sued or threatened to be sued because they are or were directors, officers, employees and agents of the registrant. Section 102(b)(7) of the DGCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director’s personal liability to the corporation and its stockholders for monetary damages arising out of certain breaches of their fiduciary duty. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

Item 7. Exemption from Registration Claimed

The restricted securities being offered by this registration statement were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. The restricted securities were issued in accordance with the terms of employment agreements between us and the selling stockholders. These issuances did not involve a public offering, advertising or general solicitation. The shares were issued to two persons, each of whom had a pre-existing relationship with us as our officers, specifically, Michael Stojda, our Chief Executive Officer and Christian Schormann, our Vice President - Research & Development.

Item 8. Exhibits

The following is a list of exhibits filed with this registration statement:

Exhibit
Number	Description

3.1	Certificate of Incorporation of Registrant, incorporated herein by reference to Exhibit 3.1 of the Registration Statement on Form S-1 filed by Registrant with the Commission, File No. 333-116817

3.2	Certificate of Merger of Registrant, incorporated herein by reference to Exhibit 3.2 of the Registration Statement on Form S-1 filed by Registrant with the Commission, File No. 333-116817

3.3	Bylaws of Registrant, incorporated herein by reference to Exhibit 3.3 of the Registration Statement on Form S-1 filed by Registrant with the Commission, File No. 333-116817

5.1	Opinion of Gibson, Dunn & Crutcher LLP re legality

23.1	Consent of Kaufman, Rossin & Co.

23.2	Consent of Daszkal Bolton LLC

23.3	Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on August 23, 2005.

SPLINEX TECHNOLOGY INC.

By:	/s/ Michael Stojda
Name: Michael Stojda
Title: President and Chief Executive Officer

     POWER OF ATTORNEY

 Each person whose signature appears below on this registration statement hereby constitutes and appoints Curtis Wolfe his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this registration statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Michael Stojda	Director, President and Chief Executive Officer (Principal Executive Officer)	August 23, 2005
Michael Stojda

/s/ Edward Dubrovsky	Director	August 23, 2005
Edward Dubrovsky

/s/ Alexander Yarmolinsky	Director	August 23, 2005
Alexander Yarmolinsky

/s/ Gerard Herlihy	Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	August 23, 2005
Gerard Herlihy

/s/ Curtis Wolfe	General Counsel, Secretary and Director	August 23, 2005
Curtis Wolfe

EXHIBIT INDEX
Exhibit
Number	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP re legality

23.1	Consent of Kaufman, Rossin & Co.

23.2	Consent of Daszkal Bolton LLC